Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement on Form S-1 of Energy 11, L.P. (SEC File No: 333-197476) of our report dated May 25, 2016, relating to our audit of the financial statements of Kaiser-Whiting, LLC for the years ended December 31, 2015, 2014, and 2013, which appears as Exhibit 99.1 in the accompanying Energy 11, L.P. Current Report on Form 8-K/A.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
January 5, 2017